EXHIBIT 99.1
                              PRESS RELEASE OF REGISTRANT DATED OCTOBER 25, 2001

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                        LIGHTPATH TECHNOLOGIES ANNOUNCES
                 FIRST QUARTER OF FISCAL 2002 FINANCIAL RESULTS
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                              FOR IMMEDIATE RELEASE

     (OCTOBER 25, 2001) Albuquerque,  NM. LightPath Technologies,  Inc. (Nasdaq:
LPTH), manufacturer and integrator of families of high performance fiber-optic collimator, isolator and precision molded aspheric optics, today announced financial results for the first quarter of the fiscal year ended June 30, 2002.

     For the quarter ended September 30, 2001, the Company reported total revenues of $3.5 million compared to total revenues of $3.1 million for the first quarter of the previous fiscal year, an increase of approximately $0.4 million or 13%. The increase was primarily attributable from growth of $1.1 million or 456% in finished lens sales offset by a decrease in telecom product sales of $0.7 million or 26%. Sales generated from an acquired business accounted for $1.2 million or 34% of total revenue for the period as compared to $0.4 million or 14% of total revenue for the comparable period last year. Net loss for the quarter was $10.4 million, which includes approximately $5.5 million in non-cash charges for the amortization of acquisition intangible assets and goodwill and stock-based compensation expense. In addition, the Company recorded charges of approximately $1.2 million related to the proposed settlement of pending litigation. Net loss applicable to common shareholders for the first quarter of fiscal 2002 was $10.4 million or $(0.54) per applicable common share, compared to a net loss applicable to common shareholders of $17 million or $(0.93) per applicable common share for the first quarter of fiscal 2001. Excluding the non-cash and the other charges discussed above, which contributed $(0.34) and $(0.78) to the net loss per share, for the first quarter of fiscal 2002 and fiscal 2001 respectively, the net loss per applicable common share would have been $(0.20) in the first quarter of fiscal 2002, as compared to a net loss of $(0.15) per applicable common share for the first quarter of fiscal 2001.

     Robert Ripp, Chairman of LightPath, commented, "As we stated on September 29, 2001, the telecom slowdown has made the past several quarters particularly challenging. While some of our customers are beginning to see better clarity into carrier spending plans, we have yet to see any reversals of orders previous order deferrals. During the quarter, we have continued to focus on customer service and product innovation which has led to numerous design wins. We also took steps to improve our gross margins, which deteriorated during the quarter due to underutilization of manufacturing capacity and staff as our telecom sales decreased and were composed of numerous qualification runs which are more costly. In addition we found that our product mix during the quarter was

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weighted towards  traditional optics products,  some of which did not contribute favorably to our margins. To counter these factors we reduced the manufacturing staff, eliminated unprofitable traditional optic products, and closed our Auburn, California facility. We also determined our New Jersey facility could be eliminated with research and development costs from that site being relocated and moderated consistent with the matrix switch opportunities which have been deferred. We have reduced our total headcount by approximately 31% since June 30, 2001, and we will continue to take those steps necessary to match our expenses to our revenue levels during the remainder of the fiscal year."

     Mr. Ripp continued, "Cash used in operations was approximately $3.3 million during the first quarter, which exceeded our projected cash usage of $3 million for the quarter, however, the second quarter cash usage will be favorably improved by the changes we made during this quarter. While we remain cautious about the near term, we will continue to engage with our customers to increase market share with the acceptance of new product designs so we can accelerate top line growth as capital expenditures for fiber optic equipment increase."

LightPath manufactures proprietary collimator assemblies, GRADIUM(R) glass products and other optical telecommunications products at its headquarters in Albuquerque. The Company's subsidiaries manufacture isolator products utilizing proprietary automation technology in Walnut, California, and precision molded aspherical optics used in the active telecom components market in Orlando, Florida. Additionally, the Company has a unique and proprietary line of all-glass diffraction gratings (StableSil(R)) for telecom applications as well as a product family of Sol-Gel based waveguides. The Company has 49 U.S. patents, plus 5 more pending, associated with its optical technologies. In addition, various foreign countries have issued a total of 29 patents with 15 patents pending. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:      Donna Bogue, CFO of LightPath
               LightPath Technologies, Inc. (505) 342-1100
               Internet:  www.lightpath.com

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

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                          LIGHTPATH TECHNOLOGIES, INC.
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                                   (UNAUDITED)


                                                       Three Months Ended
                                                          September 30
                                                 ------------------------------
                                                     2001              2000
                                                 ------------      ------------
Revenues                                         $  3,458,046      $  3,064,939
Cost of sales                                       3,113,767         1,724,774
Selling, general and administrative                 3,837,266         3,408,490
Research and development                            2,052,454         1,362,343
Stock-based compensation                            2,829,777         2,700,000
Acquired in process research and development               --         9,100,000
Amortization of goodwill and intangibles            2,690,756         2,538,130
                                                 ------------      ------------
Operating loss                                    (11,065,974)      (17,768,798)

Other income, net                                     709,723           830,065
                                                 ------------      ------------

Net loss                                         $(10,356,251)     $(16,938,733)

Net loss applicable to common shareholders       $(10,381,860)     $(16,935,646)
                                                 ============      ============

Basic and diluted net loss per share             $       (.54)     $       (.93)
                                                 ============      ============

Number of shares used in per share calculation     19,371,167        18,327,625

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                          LIGHTPATH TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


                                                    September 30       June 30
                                                       2001              2001
                                                    -----------      -----------
Cash and cash equivalents                           $24,986,816      $29,273,034
Trade account receivable, net                         2,660,629        2,579,483
Inventories                                           5,458,061        5,414,587
Other current assets                                    826,506        1,058,187
                                                    -----------      -----------
       Total current assets                          33,932,012       38,325,291

Property and equipment, net                          11,863,169       12,046,891
Goodwill and intangibles, net                        23,031,066       25,683,341
Investment and other                                  8,450,885        8,234,885
                                                    -----------      -----------

       Total assets                                 $77,277,132      $84,290,408
                                                    ===========      ===========

Accounts payable                                    $ 1,233,602      $ 1,276,204
Other current liabilities                             2,229,792        1,673,990
                                                    -----------      -----------
       Total current liabilities                      3,463,394        2,950,194

Deferred income taxes and other liabilities           3,316,304        3,316,304
Stockholders' equity                                 70,497,434       78,023,910
                                                    -----------      -----------

       Total liabilities and stockholders' equity   $77,277,132      $84,290,408
                                                    ===========      ===========

                          LIGHTPATH TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (UNAUDITED)

                                                      Three Months Ended
                                               ---------------------------------
                                               September 30         September 30
                                                   2001                 2000
                                               ------------        ------------
Cash and cash equivalents at end of period     $ 24,986,816        $ 45,868,606

Net loss adjusted for noncash charges            (4,082,307)         (2,125,861)
Net cash used for working capital                   790,573          (2,142,027)
                                               ------------        ------------

Net cash used for operations                   $ (3,291,734)       $ (4,267,888)
Net cash used in investing activities              (878,172)         (9,101,760)
Net cash provided by financing activities          (116,312)            510,124
                                               ------------        ------------

Total cash decrease during the period          $ (4,286,218)       $(12,859,524)
                                               ============        ============

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